Exhibit 99.1
For information, contact:
Investors - Greg Rosenstein, 281-854-3199
Media - George Smalley, 281-854-3163

Exterran Corporation Announces Fourth Quarter and Full Year 2017 Results

Sequential Revenue Growth in All Segments and Higher Gross Margin Percentage in Product Sales Highlight Solid Quarterly Results

HOUSTON, February 26, 2018 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today announced net income from continuing operations for the fourth quarter of 2017 of $2.1 million, or $0.06 per share, on revenue of $337.7 million. This compares to net income from continuing operations of $1.2 million, or $0.03 per share, on revenue of $314.5 million for the third quarter of 2017 and net loss from continuing operations of $20.6 million, or $0.59 per share, on revenue of $200.6 million for the fourth quarter of 2016.

Net income for the fourth quarter of 2017 was $6.7 million. This compares to net income of $3.4 million for the third quarter of 2017 and net loss of $26.8 million for the fourth quarter of 2016.

Andrew Way, Exterran’s President and Chief Executive Officer commented, “Our solid fourth quarter results capped what was an excellent year for Exterran. For the quarter, we experienced revenue growth across all three segments. Contract operations benefited from contractual recoveries on projects in Latin America. Aftermarket services experienced increased demand for services and part sales, primarily in Latin America. Our product sales segment continued the quarterly trend of improved revenue and gross margin percentages due to increasing productivity resulting from internal initiatives launched earlier in 2017, as well as an improved product mix.

“During the quarter, we added more than $45 million combined of project extensions and new projects to our contract operations backlog. Also, as expected, fourth quarter 2017 product bookings of $113.0 million were lower than each of the prior three quarters as this was a transitory period for many customers who spent most of their midstream capital budgets in prior periods and took the opportunity to absorb new capacity into their operations. In total, we sold more than three billion standard cubic feet per day of gas processing capacity during 2017. Inquiries so far in 2018 would indicate a higher first quarter 2018 bookings than we saw in the fourth quarter of 2017.

“In 2017, we delivered solid financial performance, growth in new orders and backlog, improved liquidity and enhanced operational efficiencies during a period when many in our industry were still recovering from the multi-year decline in energy prices. Our financial performance combined with our ongoing focus on cash and working capital management allowed us to fund our operations and capital expenditures primarily through internally generated cash flows. Working capital as a percentage of revenue, excluding discontinued operations, improved to 10.5% in 2017 from 26.7% in 2016, a remarkable accomplishment in a period of growth and investment. This helped us achieve a cash balance of $49.1 million with long-term debt of $368.5 million as of December 31, 2017.”

EBITDA, as adjusted, was $50.5 million for the fourth quarter of 2017, as compared with EBITDA, as adjusted, of $44.8 million for the third quarter of 2017 and $31.6 million for the fourth quarter of 2016. Excluded from EBITDA, as adjusted, for the fourth quarter of 2017 was a pre-tax expense of $5.7 million in non-cash long-lived impairment charges primarily related to certain assets within our product sales business that we expect to sell or otherwise dispose of within the next twelve months. See table below for reconciliation of GAAP to non-GAAP financial information.

Selling, general and administrative expenses were $44.5 million, or 13% of revenue, in the fourth quarter of 2017, as compared with $42.9 million, or 14% of revenue in the third quarter of 2017 and $39.5 million, or 20% of revenue, in the fourth quarter of 2016.

As part of the Company’s previously communicated strategic planning initiatives, in the first quarter of 2016 the Company announced its intent to exit the Belleli EPC business. In the fourth quarter of 2017, the Company reached mechanical completion on all remaining contracts and as such has presented current and reclassified prior period financial results as discontinuing operations in its statements of operations. Furthermore, as part of the Company’s plan to optimize its business structure and the product and service solutions it offers to customers, in the fourth quarter of 2017 the Company classified certain assets within its product sales business line as assets held for sale in its balance sheet.

The Company’s provision for income taxes for the fourth quarter of 2017 included a net provisional benefit of $5.6 million resulting from the Tax Cuts and Jobs Act enacted into U.S. law on December 22, 2017, and a benefit of $3.1 million related to tax legislation enacted into law in Argentina in 2017.

Contract Operations Segment
Contract operations revenue in the fourth quarter of 2017 was $95.3 million, a 3% increase from third quarter 2017 revenue of $92.6 million and a 2% increase from fourth quarter 2016 revenue of $93.9 million.

Contract operations gross margin in the fourth quarter of 2017 was $61.1 million, a 4% increase from third quarter 2017 gross margin of $58.9 million and relatively flat from fourth quarter 2016 gross margin of $61.2 million. Gross margin percentage in the fourth quarter of 2017 was 64%, as compared with 64% in the third quarter of 2017 and 65% in the fourth quarter of 2016.

The sequential revenue and gross margin increase were primarily due to renewals and contractual recoveries on existing projects, primarily in Latin America.

Aftermarket Services Segment
Aftermarket services revenue in the fourth quarter of 2017 was $30.5 million, a 2% increase from third quarter 2017 revenue of $29.8 million and a 5% increase from fourth quarter 2016 revenue of $29.1 million.

Aftermarket services gross margin in the fourth quarter of 2017 was $8.1 million, a 2% increase from third quarter 2017 gross margin of $7.9 million and a 12% increase from fourth quarter 2016 gross margin of $7.2 million. Gross margin percentage in the fourth quarter of 2017 was 26%, as compared with 26% in the third quarter of 2017 and 25% in the fourth quarter of 2016.

The sequential increase in aftermarket services revenue and gross margin was primarily due to an increase in operations and maintenance services in Latin America.

Product Sales Segment
Product sales revenue in the fourth quarter of 2017 was $211.9 million, a 10% increase from third quarter 2017 revenue of $192.1 million, and a 173% increase from fourth quarter 2016 revenue of $77.7 million.

Product sales gross margin in the fourth quarter of 2017 was $24.5 million, a 20% increase from third quarter 2017 gross margin of $20.5 million and an 891% increase from fourth quarter 2016 gross margin of $2.5 million. Gross margin percentage in the fourth quarter of 2017 was 12% as compared with 11% in the third quarter of 2017 and 3% in the fourth quarter of 2016.

The sequential increase in revenue and gross margin was primarily due to an increase in sales of processing and treating plants and compression equipment, primarily in North America. The sequential gross margin percentage was higher due to productivity and product mix.

Product sales backlog was $461.0 million at December 31, 2017, as compared to $559.9 million at September 30, 2017 and $306.2 million at December 31, 2016. Product sales bookings for the fourth quarter of 2017 were $113.0 million, resulting in a book-to-bill ratio of 53%. This compares to bookings of $245.5 million for the third quarter of 2017 and bookings of $230.8 million for the fourth quarter of 2016.

Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Tuesday, February 27, 2018. The call can be accessed from the Company’s website at www.exterran.com or by telephone at 877-524-8416. For those who cannot listen to the live call, a telephonic replay will be available through Tuesday, March 6, 2018 and may be accessed by calling 877-660-6853 and using the pass code 13676654.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a market leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 30 countries.

For more information, visit www.exterran.com.

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Non-GAAP Financial Information
Gross Margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). Gross margin percentage is defined as gross margin divided by revenue. The Company evaluates the performance of its segments based on gross margin for each segment.

EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other items. EBITDA, as adjusted, excludes the benefit of the two previously announced sales of our Venezuelan assets.

Adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share, non-GAAP measures, are defined as net income (loss) and earnings per share, excluding the impact of income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), impairment charges (net of tax), restructuring and other charges (net of tax), the benefit of the previously announced sale of our joint ventures’ Venezuelan assets, the effect of income tax adjustments that are outside of the Company’s anticipated effective tax rates and other items.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; Exterran’s financial and operational outlook and ability to fulfill that outlook; demand for Exterran’s products and services and growth opportunities for those products and services; and statements regarding industry activity levels and infrastructure build-out opportunities.

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran’s control, which could cause actual results to differ materially from such statements. As a result, any such forward-looking statements are not guarantees of future performance or results. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional, national and international economic conditions and the impact they may have on Exterran and its customers; Exterran’s reduced profit margins or loss of market share resulting from competition or the introduction of competing technologies by other companies; Exterran’s ability to secure new oil and gas product sales customers; conditions in the oil and gas industry, including a sustained imbalance in the level of supply or demand for oil or natural gas or a sustained low price of oil or natural gas; Exterran’s ability to timely and cost-effectively execute projects; Exterran enhancing its asset utilization, particularly with respect to its fleet of compressors; Exterran’s ability to integrate acquired businesses; employment and workforce factors, including the ability to hire, train and retain key employees; Exterran’s ability to accurately estimate costs and time required under Exterran’s fixed price contracts; liability related to the use of Exterran’s products and services; changes in political or economic conditions in key operating markets, including international markets; changes in current exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation; risks associated with Exterran’s operations, such as equipment defects, equipment malfunctions and natural disasters; any non-performance by third parties of their contractual obligations, including the financial condition of our customers; changes in safety, health, environmental and other regulations; the effectiveness of Exterran’s internal controls going forward, including the existence of any control deficiencies identified in the future; the results of governmental actions relating to pending investigations, including Exterran’s pending Securities and Exchange Commission investigation; the results of any shareholder actions relating to the restatement of Exterran’s financial statements; the effect of the agreements related to Exterran’s spin-off, and the anticipated effects of restructuring its business; and Exterran’s indebtedness and its ability to fund its operations, capital commitments and other contractual cash obligations, including our debt obligations.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXTERRAN CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Revenues:
Contract operations	$95,322	$92,561	$93,872	$375,269	$392,463
Aftermarket services	30,496	29,799	29,051	107,063	120,550
Product sales	211,871	192,119	77,700	732,962	392,384
	337,689	314,479	200,623	1,215,294	905,397
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	34,251	33,640	32,715	133,380	143,670
Aftermarket services	22,428	21,903	21,859	78,221	87,342
Product sales	187,372	171,619	75,229	656,553	365,394
Selling, general and administrative	44,463	42,880	39,536	176,318	157,485
Depreciation and amortization	29,714	27,010	30,247	107,824	132,886
Long-lived asset impairment	5,700	—	9,137	5,700	14,495
Restatement related charges (recoveries), net	408	1,997	(1,270)	3,419	18,879
Restructuring and other charges	154	417	1,204	3,189	22,038
Interest expense	7,497	7,860	8,585	34,826	34,181
Equity in income of non-consolidated affiliates	—	—	—	—	(10,403)
Other (income) expense, net	537	(2,424)	418	(975)	(13,046)
	332,524	304,902	217,660	1,198,455	952,921
Income (loss) before income taxes	5,165	9,577	(17,037)	16,839	(47,524)
Provision for income taxes	3,082	8,363	3,587	22,695	124,242
Income (loss) from continuing operations	2,083	1,214	(20,624)	(5,856)	(171,766)
Income (loss) from discontinued operations, net of tax	4,579	2,139	(6,150)	39,736	(56,171)
Net income (loss)	$6,662	$3,353	$(26,774)	$33,880	$(227,937)

Basic net income (loss) per common share:
Income (loss) from continuing operations per common share	$0.06	$0.03	$(0.59)	$(0.17)	$(4.97)
Income (loss) from discontinued operations per common share	0.12	0.06	(0.18)	1.14	(1.62)
Net income (loss) per common share	$0.18	$0.09	$(0.77)	$0.97	$(6.59)

Diluted net income (loss) per common share:
Income (loss) from continuing operations per common share	$0.06	$0.03	$(0.59)	$(0.17)	$(4.97)
Income (loss) from discontinued operations per common share	0.12	0.06	(0.18)	1.14	(1.62)
Net income (loss) per common share	$0.18	$0.09	$(0.77)	$0.97	$(6.59)

Weighted average common shares outstanding used in net income (loss) per common share:
Basic	35,101	35,046	34,675	34,959	34,568
Diluted	35,179	35,120	34,675	34,959	34,568

EXTERRAN CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$49,145	$35,678
Restricted cash	546	671
Accounts receivable, net	266,052	203,778
Inventory, net	107,909	157,485
Costs and estimated earnings in excess of billings on uncompleted contracts	40,695	21,299
Other current assets	38,707	51,772
Current assets held for sale	15,761	—
Current assets associated with discontinued operations	23,751	41,275
Total current assets	542,566	511,958
Property, plant and equipment, net	822,279	790,922
Deferred income taxes	10,550	6,015
Intangible and other assets, net	76,980	57,344
Long-term assets held for sale	4,732	—
Long-term assets associated with discontinued operations	3,700	8,539
Total assets	$1,460,807	$1,374,778

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$148,744	$75,701
Accrued liabilities	114,336	119,455
Deferred revenue	23,902	32,154
Billings on uncompleted contracts in excess of costs and estimated earnings	89,565	29,185
Current liabilities associated with discontinued operations	31,971	77,639
Total current liabilities	408,518	334,134
Long-term debt	368,472	348,970
Deferred income taxes	9,746	11,700
Long-term deferred revenue	92,485	98,964
Other long-term liabilities	20,272	16,986
Long-term liabilities associated with discontinued operations	6,528	7,253
Total liabilities	906,021	818,007
Total stockholders’ equity	554,786	556,771
Total liabilities and stockholders’ equity	$1,460,807	$1,374,778

EXTERRAN CORPORATION
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Revenues:
Contract operations	$95,322	$92,561	$93,872	$375,269	$392,463
Aftermarket services	30,496	29,799	29,051	107,063	120,550
Product sales	211,871	192,119	77,700	732,962	392,384
	$337,689	$314,479	$200,623	$1,215,294	$905,397

Gross margin:
Contract operations	$61,071	$58,921	$61,157	$241,889	$248,793
Aftermarket services	8,068	7,896	7,192	28,842	33,208
Product sales	24,499	20,500	2,471	76,409	26,990
Total	$93,638	$87,317	$70,820	$347,140	$308,991

Gross margin percentage:
Contract operations	64%	64%	65%	64%	63%
Aftermarket services	26%	26%	25%	27%	28%
Product sales	12%	11%	3%	10%	7%
Total	28%	28%	35%	29%	34%

Selling, general and administrative	$44,463	$42,880	$39,536	$176,318	$157,485
% of revenue	13%	14%	20%	15%	17%

EBITDA, as adjusted	$50,501	$44,795	$31,642	$173,155	$155,993
% of revenue	15%	14%	16%	14%	17%

Capital expenditures	$52,551	$34,906	$26,740	$131,673	$73,670
Less: Proceeds from sale of PP&E	(1,557)	(318)	(1,842)	(8,866)	(2,814)
Net Capital expenditures	$50,994	$34,588	$24,898	$122,807	$70,856

	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016

Product Sales Backlog:
Compression and Accessory Backlog	$254,745	$282,372	$160,006	$254,745	$160,006
Production and Processing Equipment Backlog	206,229	277,488	144,252	206,229	144,252
Installation Backlog	72	37	1,964	72	1,964
Total Product Sales Backlog	$461,046	$559,897	$306,222	$461,046	$306,222

EXTERRAN CORPORATION
UNAUDITED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Non-GAAP Financial Information—Reconciliation of Income (loss) before income taxes to Total gross margin:
Income (loss) before income taxes	$5,165	$9,577	$(17,037)	$16,839	$(47,524)
Selling, general and administrative	44,463	42,880	39,536	176,318	157,485
Depreciation and amortization	29,714	27,010	30,247	107,824	132,886
Long-lived asset impairment	5,700	—	9,137	5,700	14,495
Restatement related charges (recoveries), net	408	1,997	(1,270)	3,419	18,879
Restructuring and other charges	154	417	1,204	3,189	22,038
Interest expense	7,497	7,860	8,585	34,826	34,181
Equity in income of non-consolidated affiliates	—	—	—	—	(10,403)
Other (income) expense, net	537	(2,424)	418	(975)	(13,046)
Total gross margin (1)	$93,638	$87,317	$70,820	$347,140	$308,991

Non-GAAP Financial Information—Reconciliation of Net income (loss) to EBITDA, as adjusted:
Net income (loss)	$6,662	$3,353	$(26,774)	$33,880	$(227,937)
(Income) loss from discontinued operations, net of tax	(4,579)	(2,139)	6,150	(39,736)	56,171
Depreciation and amortization	29,714	27,010	30,247	107,824	132,886
Long-lived asset impairment	5,700	—	9,137	5,700	14,495
Restatement related charges (recoveries), net	408	1,997	(1,270)	3,419	18,879
Restructuring and other charges	154	417	1,204	3,189	22,038
Proceeds from sale of joint venture assets	—	—	—	—	(10,403)
Interest expense	7,497	7,860	8,585	34,826	34,181
(Gain) loss on currency exchange rate remeasurement of intercompany balances	1,957	(2,447)	776	(516)	(8,559)
Loss on sale of business	—	—	—	111	—
Penalties from Brazilian tax programs	(94)	381	—	1,763	—
Provision for income taxes	3,082	8,363	3,587	22,695	124,242
EBITDA, as adjusted (2)	$50,501	$44,795	$31,642	$173,155	$155,993

Non-GAAP Financial Information—Reconciliation of Net income (loss) to Adjusted net loss from continuing operations:
Net income (loss)	$6,662	$3,353	$(26,774)	$33,880	$(227,937)
(Income) loss from discontinued operations, net of tax	(4,579)	(2,139)	6,150	(39,736)	56,171
Income (loss) from continuing operations	2,083	1,214	(20,624)	(5,856)	(171,766)
Adjustment for items:
Long-lived asset impairment	5,700	—	9,137	5,700	14,495
Restatement related charges (recoveries), net	408	1,997	(1,270)	3,419	18,879
Restructuring and other charges	154	417	1,204	3,189	22,038
Proceeds from sale of joint venture assets	—	—	—	—	(10,403)
Loss on sale of business	—	—	—	111	—
Penalties from Brazilian tax programs	(94)	381	—	1,763	—
Interest expense from Brazilian tax programs	(47)	53	—	2,357	—
Tax impact of adjustments (3)	22	(136)	(1,116)	(1,458)	(1,173)
Income tax benefit from Brazilian tax programs	(400)	(2,846)	—	(14,244)	—
Deferred tax assets valuation allowances	—	—	—	—	93,284
Income tax benefit from U.S. and Argentina tax reforms	(8,708)	—	—	(8,708)	—
Non-cash charge related to a Nigeria tax audit	—	—	—	—	7,407
Adjusted net income from continuing operations (4)	$(882)	$1,080	$(12,669)	$(13,727)	$(27,239)

Diluted income (loss) from continuing operations per common share	$0.06	$0.03	$(0.59)	$(0.17)	$(4.97)
Adjustment for items, after-tax, per diluted common share	(0.09)	—	0.22	(0.22)	4.18
Diluted adjusted net income (loss) from continuing operations per common share (4) (5)	$(0.03)	$0.03	$(0.37)	$(0.39)	$(0.79)

(1) Management evaluates the performance of each of the Company’s segments based on gross margin. Total gross margin, a non-GAAP measure, is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. Management believes total gross margin is important supplemental information for investors because it focuses on the current performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our SG&A activities, the impact of our financing methods, restatement related charges (recoveries), restructuring and other charges and income taxes. In addition, the inclusion of depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.

(2) Management believes EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restatement related charges (recoveries), restructuring and other charges, expensed acquisition costs and other items. Management uses EBITDA, as adjusted, as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the Company's compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs.

(3) The tax impacts of adjustments were based on the Company’s statutory tax rates applicable to each item in the appropriate taxing jurisdictions. Using statutory tax rates for presentation of the non-GAAP measures allows a consistent basis for investors to understand financial performance of the Company across historical periods. The overall effective tax rate on adjustments was impacted by the inability to recognize tax benefits from charges in jurisdictions that are in cumulative loss positions.

(4) Management believes adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share provide useful information to investors because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of impairment charges, restructuring and other charges, restatement related charges (recoveries), expensed acquisition costs and other items not appropriately reflective of our core business.

(5) Diluted adjusted net income (loss) from continuing operations per common share, was computed using the two-class method to determine the net income (loss) per share for each class of common stock and participating security (restricted stock and certain of our stock settled restricted stock units) according to participation rights in undistributed earnings.